Exhibit 99.1

             FDA Clears VaxGen's IND for Anthrax Vaccine Candidate;
            Clinical Development to Begin at Leading Medical Centers

      BRISBANE, Calif. - May 27, 2003 - VaxGen, Inc. (Nasdaq: VXGN) announced today that the U.S. Food and Drug Administration has cleared the Investigational New Drug (IND) application for its candidate anthrax vaccine.

      The effective IND allows VaxGen to begin clinical development of the investigational vaccine with the goal of producing an emergency stockpile for the U.S. government and licensing the product for commercial sales. The next step in this process will be the initiation of a Phase I human clinical trial involving approximately 100 volunteers at four leading medical centers: Baylor College of Medicine in Houston, Emory University School of Medicine in Atlanta, Johns Hopkins University in Baltimore and Saint Louis University Health Sciences Center.

      The trial will evaluate the safety and immunogenicity of VaxGen's candidate vaccine candidate compared to those of the existing licensed anthrax vaccine. The vaccine candidate's efficacy will be established by comparing the immune responses in humans to those shown to protect animals from inhalation of anthrax spores.

      The Phase I trial is being funded through VaxGen's contract, N01-AI-25494, with the National Institute of Allergy and Infectious Disease (NIAID), a component of the National Institutes of Health. The purpose of the project is to develop an anthrax vaccine that is safe in humans, efficacious in animal inhalation challenge studies and requires no more than three injections, compared to the six injections required with the existing licensed anthrax vaccine. The contract calls for the vaccine to be made from recombinant Protective Antigen (rPA), a protein known to induce antibodies that neutralize anthrax toxins. Achieving full licensure will depend on the results of current and planned studies designed to satisfy the standard requirements for FDA vaccine licensure, with the exception that the demonstration of efficacy will be in animals according to the FDA's "Animal Rule", published in the Federal Register on May 31, 2002.

      "The ability to begin Phase I clinical trials advances our ultimate goal of supplying the next-generation anthrax vaccine to the U.S and foreign governments, as well as private markets," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer. "Since winning our anthrax contract, VaxGen has overseen the manufacture of more than 2,000 doses of vaccine available for clinical studies, completed all required pre-IND development and cleared an IND. This is a remarkable record of achievement that we believe demonstrates VaxGen's ability to manage complex projects under tight deadlines and to satisfy the regulatory and contract requirements of the program."

      VaxGen expects the U.S. government to award two additional anthrax vaccine contracts later this year.

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      On May 23, NIAID issued a request for proposals (RFP DMID-03-29) for advanced development of an rPA anthrax vaccine candidate. Deliverables under this new contract are to include the manufacture of 3-to-5 million doses as well as much of the preclinical and clinical testing necessary for submission of a license application to the FDA. VaxGen is already required under its existing NIAID contract to submit a plan for manufacturing 25 million doses for use in the case of an emergency under an active IND.

      VaxGen expects that the Department of Health and Human Services and/or the Department of Homeland Defense will issue a separate contract for a stockpile of 25 million doses.

      VaxGen intends to produce the vaccine candidate at its manufacturing facility in South San Francisco if it wins the advanced-development contract and/or the stockpile contract.

      VaxGen's anthrax vaccine candidate is based on the pioneering work of the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID), and is being developed through collaboration with Battelle Memorial Institute, Columbus, Ohio. The vaccine combines the potential safety benefits of a product made through modern recombinant technology with demonstrated efficacy in animal models. Made through genetic engineering, the vaccine candidate is composed of an alum adjuvant and a purified protein (rPA) designed to induce antibodies that neutralize anthrax toxins. The vaccine candidate cannot cause anthrax infection.

About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com

      AIDSVAX(R) is a registered trademark of VaxGen.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing and progress of completion of development efforts for VaxGen's anthrax vaccine candidate; VaxGen's ability to secure additional U.S. government anthrax vaccine contracts; the ability to launch and complete Phase I clinical trials for the anthrax vaccine candidate; the timing and scope of future contracts with the U.S. government; and the criteria used by the U.S. government in determining whether to award future contracts. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:  Lance Ignon
          Vice President, Corporate Communications
          (650) 624-1041